Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement No. 333-175779 on Form S-1 and Registration Statement No. 333-176537 on Form S-8 of our report dated October 19, 2011, with respect to the consolidated financial statements of OncoSec Medical Incorporated and Subsidiary (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) as of and for the year ended July 31, 2011, included in this Annual Report on Form 10-K for the year ended July 31, 2011.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
October 19, 2011